Emission Reduction Purchase Agreement                                                                                                                                                Page 1 of 11

Exhibit 10.3

EMISSION REDUCTION PURCHASE AGREEMENT
(ERPA)

between

(the "Purchaser")

UNITED BEST TECHNOLOGY LIMITED

Suite 1001-4A, Champion Building
287-291 Des Voeux Road, Central Hong Kong
Tel : 852-2405 6999
Fax: 852-2492 3777
Email: trivutruong2004@yahoo.ca

President-General Director: Dr. Tri Vu Truong

and

(the " Khe Bo, Nghe An province, Vietnam Hydro Power-CDM Project
Proponent")., henceforth “Vietnam Project Proponent”

Sponsor: VIETNAM POWER DEVELOPMENT JOINT STOCK COMPANY

Address:  Floor 11 Building Cienco1
                  623 La Thanh. Str-Hanoi – Vietnam
                  844 2131576, 0913212864

Vice General Director: Mr. NGUYEN DUY TAM

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Interpretation and Definitions
In this Agreement, unless otherwise required by the context, all capitalized terms shall have the meaning set forth in the definitions below.

Additional	Means any Certified Emission Reduction (CER) generated by the Project
Emission	that is in excess of [50,000] Certified Emission Reductions (CERs) per
Reduction:	annum.

Agreement:	Means this Emission Reduction Purchase Agreement.

Annex B Countries:	Means the countries listed in Annex B to the Kyoto Protocol having committed themselves to reduce or limit their GHG emissions.

Annex I Countries:	Means the parties to the UNFCCC listed in Annex I thereto (Annex I consists of industrial countries and countries in transition).

Anticipated	Means up to [50,000] Certified Emission Reductions (CERs) per annum
Emission	during the Crediting Period, anticipated to be generated by the Project
Reduction:	and calculated in accordance with the Kyoto Rules.

Baseline:	Means the scenario that reasonably represents the anthropogenic emissions of GHG that would occur in the Host Country in the absence of the Project, determined in accordance with the Kyoto Rules.

Business Day:	Means a day on which banks are open for general business in Vietnam.

Carbon Dioxide	Means a metric measure used to compare the emissions of various GHG
Equivalent:	based upon their global warming potential.

Certification:	Means the written confirmation by an Operational Entity of an Emission
Reduction resulting from a CDM project and having passed the
Verification procedure according to the Kyoto Rules.

Certified Emission	Means a unit of Emission Reduction issued pursuant to Article 12 of the
Reduction (CER):	Kyoto Protocol and the requirements of the Kyoto Rules (including
Certification), equal to one metric ton of Carbon Dioxide Equivalent resulting from a CDM project.

Clean Development	Means the flexible mechanism established by Article 12 of the Kyoto
Mechanism (CDM) :	Protocol providing for Annex I Countries to implement projects that reduce emissions in non-Annex I Countries in return for CERs and assist the non-
Annex I Countries in achieving sustainable development and contributing to the ultimate objective of the UNFCCC.

Crediting Period:	Means, until December 31, 2026.

Emission	Means reduction in emission of GHG achieved, calculated in accordance
Reduction:	with the Kyoto Rules.

Executive Board:	Means the international authority elected by the representatives of the parties to the Kyoto Protocol responsible for monitoring the CDM process.

First Commitment	Means November 8, 2007 until December 31, 2026.
Period:

Force Majeure:	Means any circumstance or condition beyond the control of either party to this Agreement affecting the performance of its obligations under this
Agreement including in particular wars, insurrection, natural disaster or equivalent circumstances.

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Greenhouse Gases	Means the six gases listed in Annex A to the Kyoto Protocol.
(GHG):

Host Country:	Vietnam

Kyoto Protocol:	Means the protocol to the UNFCCC adopted at the third conference of the parties to the UNFCCC in Kyoto, Japan, on December 11, 1997.

Kyoto Rules:	Means the UNFCCC, Kyoto Protocol, the Bonn agreement, the
Marrakesh Accords, any relevant decisions, guidelines, modalities and procedures made pursuant to them and/or any succeeding international agreements as amended and/or supplemented from time to time and which include those rules specifically required to be met for the issuing and transfer of CERs.

Letter of Approval	Means a binding approval of the Project by the Host Country together with
(LOA):	an approval of the transfer of CERs.

Monitoring Report:	Means an annual report to be provided by Owner setting out the total number of Emission Reductions generated by the Project during the previous year according to the Kyoto Rules, international Monitoring rules and the PDD.

Monitoring:	Means the collection and record of data allowing the assessment of reductions in GHG emissions resulting from the Project conducted in accordance with the Kyoto Rules.

Operational Entity:	Means an independent entity accredited by the Executive Board being the executive body for CDM and inter alias responsible for determining whether a project and the resulting Emission Reductions meet the requirements of Article 12 of the Kyoto Protocol.

Project Design	Means a detailed description of the Project to be submitted for Validation
Document (PDD):	prepared in accordance with the Kyoto Rules, the UFG and the Directive and attached as Annex III. The Purchaser will be responsible for providing
PDD development for Registration of the Project.

Project:	Means the proposed CDM project described in the PDD and other documents describing the implementation and economics of the Project attached in Annex IV.

Registration:	Means the official registration of a CDM project by the Executive Board according to the Kyoto Rules.

UNFCCC:	Means the United Nations Framework Convention on Climate Change
adopted in New York on May 9, 1992.

Unit Price:	Means the price payable by Purchaser to Project Proponent per Certified
Emission Reduction (CER) which is equal to:

United Best Technology Limited will purchase certified CER generated by this project for the year 2010 to 2020 with options of extension for another
7 years plus 7 years under same terms and conditions. The Project
Proponent will be paid (85)% of net revenue from sale of certified CER generated as received by Viet nam Project Proponent from this project after initial one time $(75,000) USD of first revenue payment to United
Best Technology Limited for the funding the CDM process. The purchase price by United Best Technology Limited is fixed as (10)$US/CER minus tax and sale commission.

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Validation:	Means the assessment of the PDD, including the Baseline, by an
Operational Entity, determining its compliance with the Kyoto Rules.

Verification:	Means the periodic independent review and ex post determination of the monitored reductions in GHG emissions that the Project has achieved during a specified period of time by an Operational Entity in accordance with the Kyoto Rules. The project's owner will be Responsible for providing periodical monitoring.

Unless otherwise specified, references to clauses are to clauses of this Agreement, references to legal provisions are references to such provisions as in effect from time to time, use of a gender includes any gender and use of the plural includes the singular and vice versa where the context requires.

All headings and titles are inserted for convenience only and shall not be deemed part of this
Agreement or taken into consideration in its interpretation.

1.	Preamble

The Project is located on the territory of the Host Country.

2.	Contractual Obligations

2.1.	Anticipated Emission Reductions

2.1.1.	Upon Registration of the Project, Purchaser shall endeavor to implement the Project in accordance with the PDD and other documents describing the implementation and economics of the project attached in Annex IV at its own risk and expense. It is hereby acknowledged and agreed between the parties hereto that Purchaser does not warrant the generation of, and is not obliged to generate, any CERs, whether by the Project or otherwise.

2.1.2.	If the Project generates CERs, during the crediting period Project Proponent shall, to the extent it is legally possible and permissible, transfer or cause to be transferred to
Purchaser all rights (and, to the extent legally possible and permissible, legal title) which
Project Proponent may have in the Anticipated Emission Reductions generated during the Crediting Period to Purchaser.

2.1.3.	Purchaser shall pay to Project Proponent the Unit Price for each Anticipated Emission
Reduction generated by the Project and in which the Project Proponent's rights are transferred to Purchaser in accordance with clause 3 below.

2.2.	Additional Emission Reductions

2.2.1.	If Additional Emission Reductions are generated by the Project during the Crediting
Period, Project Proponent shall offer any Additional Emission Reductions to Purchaser subject to the terms and conditions of this Agreement and at a price per Additional
Emission Reduction equal to the Unit Price. If Purchaser does not wishes to exercise the purchase option then Project Proponent may deal with the Additional Emission
Reductions as it wishes.

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2.2.2.	Additional Emission Reductions offer by the Purchaser shall be made as soon as possible after such Additional Emission Reductions have been generated, but no later than December 31 of the year subsequent to the calendar year in which such Additional
Emission Reductions have been generated.

2.2.3.	Purchaser shall be entitled to accept such offer as a whole or in part and shall notify to
Project Proponent within one month after receipt of such offer, whether and to what extent it accepts the offer. If Purchaser does not respond within this deadline the offer shall be deemed to be rejected by Purchaser.

2.2.4.	To the extent Purchaser accepts the offer, Project Proponent shall, to the extent it is legally possible and permissible, transfer or cause to be transferred to Purchaser all rights (and, to the extent legally possible and permissible, legal title) which Project
Proponent may have in those Additional Emission Reductions in respect of which
Purchaser has accepted such offer, within two months after acceptance of such offer by
Purchaser.

2.2.5.	To the extent Purchaser rejects such offer of Additional Emission Reductions or such offer is deemed rejected by Purchaser, Project Proponent shall be free to enter into contracts with other parties for the sale of such Additional Emission Reductions or to otherwise deal with such Additional Emission Reductions as Project Proponent wishes.

2.2.6.	Purchaser shall pay to Project Proponent a price equal to the Unit Price for each
Additional Emission Reduction in respect of which Purchaser has accepted such offer.

2.3.	Emission Reductions generated after the Crediting Period

If the Project generates any Certified Emission Reductions after the Crediting Period,
Purchaser shall enter into negotiations with Project Proponent with a view to concluding an agreement on the purchase of such Certified Emission Reductions based on the principles of this Agreement but amended in order to reflect the international and/or national rules then applicable.

3.	Transfer

Transfer to Purchaser of all the rights (and, to the extent legally possible and permissible, legal title) which Project Proponent may have in a Certified Emission Reduction shall have occurred upon the transfer of a CER from the register of the Executive Board to a register in favor of Purchaser or such other account or register Purchaser has notified to
Project Proponent in writing.

4.	Payment

4.1.	Payment for Certified Emission Reductions

4.1.1.	Payment by Purchaser to Project Proponent for the Certified Emission Reductions (the
rights in which are transferred pursuant to clause 3) shall be made on the last Business
Day of the month in which a 40 Business Day period, starting at the day on which
Purchaser has received satisfactory evidence of the transfer as provided for in Clause 3, has elapsed.

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4.1.2.	All payments shall be made to the accounts specified in Annex [I] hereto or such other account as may from time to time be notified to the other party in writing.

4.1.3.	All payments shall be made in US Dollars.

4.1.4.	Subject to clause 4.1.5 below, all taxes, fees, costs or other expenses in connection with the generation of CERs by the Project and their Registration and transfer (including VAT in any jurisdiction Purchaser duly notifies Project Proponent to transfer CERs as in
Clause 3, if applicable) shall be borne by Project Proponent and purchaser.

4.1.5.	The share of the proceeds from CERs generated by the Project to be used to cover administrative expenses according to the Kyoto Rules shall be borne by Project
Proponent and Purchaser in equal shares.

The share of the proceeds from CERs generated by the Project to be used to assist developing countries that are particularly vulnerable to the adverse effects of climate change to meet the costs of adaptation according to the Kyoto Rules shall be borne by
Project Proponent and Purchaser in equal shares.

5.	Termination and Remedies

5.1.	Either party (the "Non-defaulting Party") shall be entitled to terminate this Agreement by written notice to the other party with immediate effect if any of the following events occurs:

5.1.1.	the other party commits a breach of any of its obligations under this Agreement and, in the case of a breach capable of being remedied, such breach remains more than 30
Business Days after it has been requested in writing by the Non-defaulting Party to remedy the breach; or

5.1.2.	the other party goes into liquidation (whether voluntary or otherwise), is unable to pay its debts as they fall due, is wound up, makes any compromise, composition or other arrangement with its creditors generally, or becomes subject to any administration order.

5.2.	Force Majeure

Should either party be impeded wholly or in part from fulfilling any of its obligations under the Agreement for reasons of Force Majeure, such obligation shall be suspended to the extent and for as long as such obligation is affected by Force Majeure and the impeded party shall be entitled to such extension of time as may be reasonably necessary.

Either party shall notify the other party of the existence and date of beginning of an event of Force Majeure that is likely to impede its performance under the Agreement within 5
Business Days after having obtained knowledge of any such event. Either party shall likewise advise the other of the date when such event ended and shall also specify the re-determined time by which the performance of its obligations hereunder is to be completed.

Project Proponent and Purchaser shall consult with each other with a view of determining any further appropriate action if a condition of Force Majeure is to continue after 20
Business Days from the date of giving notice thereof.

Neither party shall be liable for damages or have the right to terminate this Agreement for any delay in performing hereunder if such delay is caused by Force Majeure; provided,

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however, that the non-impeded party shall be entitled to terminate such part of the
Agreement that remains unfulfilled, if the condition of Force Majeure is to continue after 6 months from the date of giving notice thereof.

6.	Change in Circumstances

If any change in circumstances (i.e. a change of scientific basics or applicable standards relating to the Baseline methodology and/or the applicable criteria for Verification and
Certification of the resulting Emission Reductions) occurs which substantially affects the
Project, the parties to this Agreement shall enter into negotiations with a view to adapt the Project and its implementation or any relevant provision of this Agreement, as may be necessary or useful. A change in circumstances shall in no event be considered substantially affecting the Project if at least 50% of the Anticipated Emission Reductions can be generated.

The parties to this Agreement shall cooperate and make their best efforts to enable the continuation of the Project in accordance with the new circumstances and to achieve the generation and transfer of the Anticipated Emission Reductions.

If any of the documents related to the Project and submitted at any time during the term of this Agreement fails to be approved by such authority whose approval is required under the Kyoto Rules or otherwise appears to be non-compliant with any relevant standards or conditions of the Kyoto Rules, Project Proponent and Purchaser shall discuss whether or not the relevant documents are to be revised and resubmitted.

7.	Conditions Precedent

This Agreement shall enter into force upon satisfaction of the following conditions precedent:

1. Conclusion of a binding agreement with the Host Country.

8.	Miscellaneous

8.1.	Assignment and subcontracting
Neither party shall, without the written consent of the other party, assign or transfer the
Agreement or the benefits or obligations thereof or any part thereof to any other person.

8.2.	Confidentiality and Disclosure
The parties shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement and the subject matter of this Agreement.

No party shall disclose any such confidential information to any third party, except in those circumstances where disclosure is required in order to comply with any laws or regulations, including without limitations the Kyoto Rules.

8.3.	Notices

Any communications to be made under or in connection with this Agreement shall be

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made in writing (including by facsimile) to the address or facsimile number, from time to time designated by the party to whom the communication is to be made to the other party for that purpose. The address and facsimile number so designated are set out in Annex
[I] hereto. A

Communication will only be effected, if sent by mail, when delivered to or rejected by the recipient, if sent by facsimile, when a transmission report shows that the facsimile has been sent.

8.4.	Entire Agreement

This Agreement embodies the whole and only agreement of the parties with respect to the subject matter hereof, and no prior or contemporaneous oral or written agreement or understanding shall be deemed to constitute a part of this Agreement, unless expressly referred to herein, or attached hereto, or specifically incorporated by reference herein.
The Annexes and schedules to this Agreement constitute integral parts of this Agreement and shall therefore be deemed part of this Agreement.

8.5.	Amendments

This Agreement may only be amended with the written consent of the parties hereto.

8.6.	Costs and Expenses

Each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

8.7.	Severability

If any part or provision of the Agreement is or becomes illegal, void or unenforceable in any respect, the remaining parts or provisions shall not be affected or impaired. Any deficiency in the Agreement resulting there from shall be amended by way of interpretation of the Agreement having due regard to the parties intent.

8.8.	Governing law

This Agreement shall be governed and construed in accordance with English law excluding its rules on conflicts of laws.

8.9.	Jurisdiction

The parties irrevocably submit to the exclusive jurisdiction of the courts having jurisdiction in commercial matters for England with regard to all disputes arising out of or in connection with this Agreement, its violation, termination or nullity.

8.10.	Counterparts

This Agreement shall be executed in two counterparts with one copy for Project
Proponent and one for Purchaser. If there are any discrepancies between the English and the Vietnamese version, the English version will prevail.

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Emission Reduction Purchase Agreement                                                                                  Page 9 of 11

PARTIES TO THE AGREEMENT

WHEREOF the parties have agreed to the terms and conditions of this agreement as outlined above, this 8th day of November 2007, in the presence of:

Purchaser:

DR. TRI VU TRUONG
President-General Director : Dr. Tri Vu Truong
Project Proponent:

NGUYEN DUY TAM
General Director: Mr. Nguyen Duy Tam

Witness No 1	Witness No 2

BUI THI LAN HUONG	NGO KIM CHI
MSc. Bui Thi Lan Huong	Dr. Ngo Kim Chi
CERtech Environment inc-Canada	Viet nam

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ANNEX I:
1. The salient features of Khe Bo hydropower project at Nghe An province, Vietnam

No	Parameters	Symbols	Units	Value
1	[Chinese translation]	F	km2	14300
2	[Chinese translation]	Xo	mm	1440
3	[Chinese translation]	Qo	m3 /s	254.3
4	[Chinese translation]	Wo	10[6] m3	8011
5	[Chinese translation]	Mo	l/s.km2
6	[Chinese translation]	MNDBT	m	65
7	[Chinese translation]	MNC	m	63
8	[Chinese translation]	F	ha	956.8
9	[Chinese translation]	Htt	m	22.5
10	[Chinese translation]	QTK	M3 /s	498.4
11	[Chinese translation]	Nlm	MW	100
12	[Chinese translation]	Ndb	MW	26.4
13	[Chinese translation]	z		2
14	[Chinese translation]	Eo	10[6] kWh	442.8
15	[Chinese translation]	hsd	h
16	[Chinese translation]	CERs	TCO2 eq	160.000
17	[Chinese translation]		hô	600
18	[Chinese translation]
19	[Chinese translation]			Yes
20	[Chinese translation]
21	[Chinese translation]			[Chinese translation]
22	[Chinese translation]			[Chinese translation]
23	[Chinese translation]			[Chinese translation]

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Emission Reduction Purchase Agreement                                                                                           Page 11 of 11

2. Project time schedule: 2007 Finishing the investment formalities, 2008-2009: construction starting.
2010: construction finalizing and operation

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